Exhibit 99.1

Contacts:	Robert Jaffe/Evan Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT REPORTS FISCAL 2008 FIRST QUARTER FINANCIAL RESULTS

Philadelphia, PA – November 12, 2007 – Lannett Company, Inc. (AMEX: LCI) today reported its financial results for the fiscal 2008 first quarter ended September 30, 2007.

For the first quarter of fiscal 2008, net sales were $17.5 million compared with $22.0 million for the same period of the prior year. Net loss was $127,000, or $0.01 per share versus net income of $1.3 million, or $0.05 per basic and diluted share, for the first quarter of fiscal 2007.

“Expenses associated with operating our acquired raw material and oral solutions supplier weighed on our bottom-line results,” said Arthur Bedrosian, president and chief executive officer of Lannett. “Excluding this unit’s operating expenses, our margins were in-line with previous quarters. We expect to increase our oral liquid dosage sales in the second quarter and begin generating raw material sales in the third quarter.”

Bedrosian added, “Sales of our Levothyroxine sodium product, the only Levothyroxine product of its kind on the market that meets the FDA’s new and more stringent standards throughout its 24-month expiry, are growing.”

For the first quarter of fiscal 2008, gross profit was $5.7 million, or 33% of net sales, compared with $8.7 million, or 40% of net sales, for the same period in the prior year. Research and development expenses decreased to $1.3 million from $1.8 million in the comparable prior year period. SG&A expenses decreased to $4.2 million, compared with $4.4 million, in the same period last year. Amortization expense was $446,000 for the first quarter in both fiscal 2008 and 2007.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, including, but not limited to, pending ANDAs and products in various stages of development, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.

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FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	(UNAUDITED)
	September 30,	September 30,
	2007	2006

Net sales	$17,540,030	$21,967,826
Cost of sales	11,792,536	13,240,394
Gross profit	5,747,494	8,727,432

Research and development expenses	1,252,148	1,778,427
Selling, general and administrative expenses	4,175,280	4,371,575
Amortization of intangible assets	446,166	446,166

Operating (loss) income	(126,100)	2,131,264

Other (expense) income	(46,746)	34,582

(Loss) income before taxes	(172,846)	2,165,846

Income tax (benefit) expense	(45,685)	867,817

Net (loss) income	$(127,161)	$1,298,029

(Loss) Earnings per share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05

Shares used to calculate (loss) earnings per share:
Basic	24,175,643	24,147,941
Diluted	24,175,643	24,170,735

LANNETT COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	September 30,	June 30,
	2007	2007
Assets:
Current Assets:
Cash	$795,438	$5,192,341
Trade accounts receivable, net	22,698,391	19,473,978
Inventories	12,993,852	14,518,484
Interest Receivable	38,671	36,260
Prepaid taxes	3,460,255	3,193,685
Deferred tax asset	1,408,652	1,258,930
Other current assets	601,360	611,512
Total current assets	41,996,619	44,285,190

Property and equipment, net	26,966,657	27,443,161

Investment securities-available-for-sale	3,345,558	3,320,632
Deferred tax asset	16,889,190	17,150,174
Intangible asset, net	11,700,335	12,046,502
Construction in progress	666,132	176,003
Other assets	222,439	234,438
Total Assets	$101,786,930	$104,656,100

Liabilities and Shareholders’ Equity:
Current liabilities	$19,352,040	$22,250,243
Long-term debt, less current portion	8,846,252	8,987,846
Deferred tax liabilities	3,282,547	3,202,835
Other long term liabilities	23,355	32,001
Shareholders’ equity	70,282,736	70,183,175
Total Liabilities and Shareholders’ Equity	$101,786,930	$104,656,100